                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 22, 1996 on the financial statements of State Line Tack, Inc. (the Company) as of December 31, 1995 and for the year then ended included in PETsMART, Inc.'s Annual Report on Form 10-K for the year ended February 1, 1998. It should be noted that we have not made an audit of any financial statements of State Line Tack, Inc. as of any date or for any period subsequent to December 31, 1995, the date of the latest financial statements covered by our report.


/s/ Arthur Andersen LLP
-----------------------------------
ARTHUR ANDERSEN LLP

Boston, Massachusetts
July 1, 1998